Exhibit 10.2

COCA-COLA ENTERPRISES INC.

SUPPLEMENTAL MATCHED EMPLOYEE SAVINGS AND INVESTMENT PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

ARTICLE I

INTRODUCTION AND PURPOSE

1.1. Purpose. The purpose of the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan (the “Plan”) is to provide a select group of management and highly compensated employees with the opportunity to enhance their retirement security by deferring a portion of their compensation under the Plan.

1.2. Amendment and Restatement. Coca-Cola Enterprises Inc. hereby amends and restates the Plan, effective January 1, 2010. This amended and restated Plan applies to all Participants, including former Employees, with an Account under the Plan who had not commenced payments by December 31, 2008. Participants who had commenced payments by December 31, 2008 shall continue to be paid in accordance with the form of payment then in effect.

ARTICLE II

DEFINITIONS

2.1. “Account” means the record maintained by the Administrative Committee that represents each Participant’s interest under the Plan. Such interest may be reflected as a book reserve entry in the Company’s accounting records, or as a separate account under a trust, or as a combination of both methods. Each Participant’s Account shall consist of at least two subaccounts: a Deferral Account and an Employer Matching Account.

2.2. “Administrative Committee” means the committee appointed pursuant to Article VI to administer the Plan or such committee’s designee.

2.3. “Affiliates” means all entities treated as a single service recipient or employer with the Company pursuant to Code section 409A.

2.4. “Beneficiary” means (i) the beneficiary designated by the Participant in accordance with the procedures established by the Administrative Committee, (ii) if the Participant has not designated a beneficiary or such beneficiary is no longer living, the Participant’s Surviving Spouse, and (iii) if there is no designated beneficiary or Surviving Spouse, the Participant’s estate.

2.5. “Code” means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code includes reference to any regulations promulgated thereunder, and any related administrative guidance, notice, or ruling that amends or supplements such section.

2.6. “Company” means Coca-Cola Enterprises Inc., a Delaware corporation, or its successor or successors.

2.7. “Compensation” means those amounts included in the definition of Compensation under the MESIP. For purposes of this Plan, “Compensation” shall be determined without regard to the limits of Code section 401(a)(17), and shall include amounts deferred under this Plan, but shall exclude the amount of a Participant’s MIP Award, whether or not deferred hereunder.

2.8. “Deferral Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(a) and 4.1(c).

2.9. “Deferral Election” means a Participant’s election to defer a portion of his Compensation and/or his MIP Award, which election must be made in the manner required by the Administrative Committee.

2.10. “Eligible Employee” means any Employee who satisfies the criteria for participation in the Plan, as established by the Administrative Committee.

2.11. “Employee” means any person who is an employee on the payroll of the Employer and shall exclude any person not on the payroll of the Employer, such as an independent contractor or person paid by a temporary staffing or similar agency, even if a court or administrative agency determines at any time that such an individual is a common law employee of the Employer.

2.12. “Employer” means the Company or any Participating Company.

2.13. “Employer Matching Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(b) and 4.1(c).

2.14. “Enrollment Period” means any period designated by the Administrative Committee during which an Eligible Employee is permitted to make a Deferral Election.

2.15. “Initial Enrollment Period” means the period designated by the Administrative Committee in connection with an Eligible Employee’s initial employment with the Employer during which an Eligible Employee is permitted to make a Deferral Election; provided, however, that the Initial Enrollment Period shall end no later than the date that is 30 days after the date that the Employee first becomes eligible to participate in the Plan or any other plan required to be aggregated with the Plan pursuant to Treas. Reg. § 1.409A-1(c)(3)(viii).

2.16. “MESIP” means the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan.

2.17. “MIP Award” means the cash bonus payable under the Company’s Management Incentive Plan.

2.18. “Open Enrollment Period” means any period designated by the Administrative Committee, other than an Initial Enrollment Period, during which an Eligible Employee is permitted to make a Deferral Election.

2.19. “Participant” means an Eligible Employee who satisfies the requirements for participation in the Plan and makes a Deferral Election pursuant to Article III. Any current or former Employee who has an interest under the Plan shall also be considered a Participant, even though such Employee is ineligible to make a Deferral Election.

2.20. “Participating Company” shall mean an Affiliate that has adopted the Plan with the consent of the Company or the Administrative Committee.

2.21. “Plan” means the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan, as amended.

2.22. “Plan Year” means the 12-month period beginning each January 1st and ending on the next December 31st.

2.23. “Separation from Service” means a separation from service, within the meaning of Code section 409A, with the Employer and all Affiliates, applying the special rules regarding military service and periods of leave treated as continued employment pursuant to Treas. Reg. §1.409A-1(h)(1)(i) and using a 50% threshold for the level of service rather than 20% under Treas. Reg. §1.409A-1(h)(1)(ii).

2.24. “Surviving Spouse” shall mean a spouse who is married to the Participant as of the date of the Participant’s death and who survives the Participant.

2.25. “Vesting Service” shall mean Vesting Service credited under the MESIP, determined in accordance with the terms of the MESIP.

ARTICLE III

PARTICIPATION AND DEFERRAL ELECTIONS

3.1. Participation.

(a) Compensation Deferral Election. An Eligible Employee may make a Deferral Election with respect to Compensation during the following periods:

(1)	in the case of an Eligible Employee becoming eligible to participate in the Plan in connection with being hired by the Employer, during the Initial Enrollment Period, with such Deferral Election to be effective with respect to Compensation earned during or after the first full pay period of the first month following the end of the Initial Enrollment Period and through the last pay period that begins in the year of the election; or

(2)	in all other cases, during an Open Enrollment Period ending no later than December 31 of the Plan Year, with such Deferral Election to be effective with respect to Compensation earned during and after the first full pay period that begins on or after January 1 next following such Open Enrollment Period and through the last pay period that begins in the same year.

(b) MIP Deferral Election. An Eligible Employee may make a Deferral Election during an Open Enrollment Period with respect to his MIP Award payable for services performed in the Plan Year following such Open Enrollment Period. Such Open Enrollment Period shall end no later than December 31 of the Plan Year preceding the year in which the services relating to the MIP Award are performed. For example, an Eligible Employee’s Deferral Election made during the 2009 Open Enrollment Period with respect to his MIP Award will apply to his MIP Award earned in 2010 and paid in 2011.

(c) Employer Matching Contributions. A Participant with an effective Deferral Election in place shall be eligible to have Employer matching contributions credited to his Employer Matching Account under Section 4.1(b).

3.2. Limitation on Amount of Deferral Election. An Eligible Employee may elect to defer any whole percentage of his Compensation and/or MIP Award, subject to any maximum established by the Administrative Committee. Until changed by the Administrative Committee, a Participant’s Deferral Election shall not exceed 70% of his Compensation for any payroll period and/or 70% of any MIP Award.

3.3. Change in Deferral Election. Deferral Elections shall remain in effect until changed or revoked pursuant to this Section 3.3 or Section 3.5. A Participant may, during any Open Enrollment Period in which he is an Eligible Employee, increase or decrease the percentage of an existing Deferral Election or revoke an existing Deferral Election with respect to Compensation or an MIP Award to be paid for services performed in the Plan Year next following such Open Enrollment Period, provided: (a) such change must be made during, and shall become irrevocable at the end of, the Plan Year during which such Open Enrollment Period occurs; and (b) such Open Enrollment Period shall end no later than December 31 of the Participant’s taxable year prior to the Participant’s taxable year in which the services relating to the Compensation or MIP Award will be performed. A Participant may not otherwise revoke or change the percentage of an existing Deferral Election.

3.4. Rehired Employees. A rehired Eligible Employee shall be permitted to make an Deferral Election under Section 3.1(a)(2), but shall not be permitted to make a Deferral Election under Section 3.1(a)(1).

3.5. Cancellation of Deferrals Upon Hardship. In the event that a Participant receives a hardship distribution in a Plan Year pursuant to Treas. Reg. §1.401(k)-1(d)(3) under any section 401(k) plan of the Employer or an Affiliate or pursuant to Section 5.7 of this Plan, the Participant’s Deferral Election shall be cancelled with respect to any Compensation or MIP Award to be paid during the remainder of such Plan Year and any future Plan Year; provided, however, that (a) in the case of a hardship distribution under a section 401(k) plan, the Participant may elect during the next Open Enrollment Period that is at least six months after such hardship distribution occurs to make a new Deferral Election in accordance with the procedures set forth in this Article III, and (b) in the case of a hardship distribution under Section 5.7 of this Plan, the Participant may elect during the next Open Enrollment Period to make a new Deferral Election in accordance with the procedures set forth in this Article III.

ARTICLE IV

ACCRUAL OF BENEFITS

4.1. Participants’ Accounts.

(a) Deferral Account. Each Participant’s Deferral Account shall be credited with an amount equal to the portion of the Compensation or MIP Award deferred by the Participant as soon as practicable after such amount would otherwise be payable to the Participant.

(b) Employer Matching Account.

(1)	Basic Matching Contribution. The Employer Matching Account of each Participant shall be credited, as soon as practicable after each payroll period, with an amount equal to the amount described in paragraph (A) less the amount described in paragraph (B):

(A)	The amount the Employer would have contributed to such Participant’s matching contribution account under the MESIP for the payroll period if the amount of his Compensation and MIP Award deferred under the Plan had instead been deferred under the MESIP (in addition to any amounts contributed by the Participant to the MESIP during such payroll period).

(B)	The amount actually contributed by the Employer to the Participant’s matching contribution account under the MESIP for the payroll period.

(2)	Lookback Matching Contribution. The Employer Matching Account of each Participant who is an Eligible Employee on the last day of the Plan Year shall be credited, as soon as practicable after the end of the Plan Year, with an additional amount, if any, equal to the amount described in paragraph (A) less the amount described in paragraph (B):

(A)	The amount the Employer would have contributed to such Participant’s matching contribution account under the MESIP if (i) matching contributions to the MESIP were made based on the MESIP matching contribution formula but with respect to amounts deferred for the entire Plan Year and (ii) the amount of his Compensation and MIP Award deferred under the Plan for the Plan Year had instead been deferred under the MESIP (in addition to any amounts contributed by the Participant to the MESIP during such Plan Year).

(B)	The amount actually contributed by the Employer to the Participant’s matching contribution account under the MESIP for the Plan Year plus the amount credited to the Participant’s Employer Matching Account under this Plan pursuant to Section 4.1(b)(1) for the Plan Year.

(c) Gains and Losses. The Deferral and Employer Matching Accounts of each Participant shall be adjusted for gains and losses as if such Accounts were invested, in accordance with the elections of the Participant, in the benchmark investments made available by the Administrative Committee for this purpose. In accordance with Section 9.2, any such benchmark investment election shall be solely for purposes of crediting gains or debiting losses to the Participant’s Account. Such benchmark investment elections shall be made in accordance with the rules established for this purpose by the Administrative Committee, including rules with respect to making changes in benchmark investment elections, maximum benchmark investment elections in any single benchmark investment and default elections if a Participant fails to make an effective election. If a Participant makes an election to use the Company stock fund as a benchmark investment, the amounts deemed invested in such benchmark investment, including any dividend credits, may not later be redirected to another benchmark investment.

(d) Rule 16-b Limitations. Notwithstanding any provision of this Article IV to the contrary, the following transactions by or on behalf of any “officer” of the Company, as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, shall be prohibited, and void if inadvertently effected: a self-directed investment election that would result in an intraplan transfer involving any fund containing equity securities of the Company that is made six months or less following the date of the most recent such election under this Plan or the MESIP that was:

(1)	a transfer into such a fund if the current election involves a transfer out of such a fund, or

(2)	a transfer out of such a fund if the current election involves a transfer into such a fund.

4.2. Vesting.

(a) Deferral Account. A Participant shall be 100% vested in his Deferral Account at all times.

(b) Employer Matching Account. A Participant who was an Employee on or before December 31, 2009 shall be 100% vested in all amounts credited to his Employer Matching Account. A Participant who was not an Employee on or before December 31, 2009 shall be 100% vested in amounts credited to his Employer Matching Account upon his completion of two years of Vesting Service. Notwithstanding any provision of this Plan to the contrary, if a Participant terminates employment and is reemployed after incurring 5 or more consecutive One-Year Periods of Severance (as defined in the MESIP), service performed by the Participant upon reemployment shall be used to determine the Participant’s vested interest only with respect to those amounts credited to his Employer Matching Account on or after his Reemployment Commencement Date (as defined in the MESIP).

(c) Vesting Upon Death, Disability or Retirement. Notwithstanding anything in this Plan to the contrary, a Participant shall become 100% vested in any and all amounts credited to his Accounts upon death, Disability (as defined in the MESIP), or attainment of Normal Retirement Age (as defined in the MESIP).

(d) Forfeitures. Upon a Participant’s Separation from Service, the portion of the Participant’s Account that is not vested pursuant to this Section 4.2 shall be forfeited. Any distribution to a Participant or Beneficiary pursuant to Article V shall include only the vested portion of a Participant’s Account.

(e) Restoration of Forfeitures. If (i) a Participant has a Separation from Service on or after January 1, 2010, (ii) the Participant forfeits his Employer Matching Account upon such Separation from Service, and (iii) the Participant is rehired by the Employer or an Affiliate before incurring 5 or more consecutive One-Year Periods of Severance (as defined in the MESIP), his forfeited Employer Matching Account (unadjusted for gains or losses) shall be restored. Upon such restoration, the Participant shall be credited with all previously earned Vesting Service for purposes of determining the Participant’s vested interest in such restored Employer Matching Account. Such restored Employer Matching Account shall be paid in a single lump sum upon his Separation from Service.

ARTICLE V

DISTRIBUTIONS

5.1. Elections as to Time and Manner of Distribution. At the time of his first Deferral Election, a Participant shall elect to have his entire Account distributed either (a) in a single lump-sum payment upon his Separation from Service or in any one of the 2nd through 10th calendar years following the year during which his Separation from Service occurs, or (b) in 2 to 10 annual installments beginning upon his Separation from Service or beginning in any one of the 2nd through 5th calendar years following the year during which his Separation from Service occurs. If the Participant fails to make a timely affirmative election with regard to the time and manner of distribution, he shall be deemed to have elected to receive a lump-sum payment upon his Separation from Service. Notwithstanding the foregoing, if a Participant made an election on or after October 14, 2008 in the manner specified by the

Administrative Committee for his Account to be paid in accordance with a time and manner permitted under this Section 5.1, such election shall apply to his entire Account.

5.2. Six-Month Delay for Specified Employees. Notwithstanding anything in Section 5.1 to the contrary, any payment that would otherwise be made to a Participant who is a “specified employee” within the meaning of Code section 409A, using the methodology established by the Company for determining specified employees, during the six-month period following the Participant’s Separation from Service shall not be made during such six-month period, and shall instead be made at the end of such six-month period. Any payments that are not scheduled to be made during such six-month period shall be made at the time originally scheduled.

5.3. Changes in Elections as to Time or Manner of Distribution. A Participant may change his election regarding the time or manner of the distribution of his Account at any time permitted by the Administrative Committee to another time or manner otherwise permitted in Section 5.1; provided, however, that any such change shall be effective only if (a) the change does not accelerate any payments, (b) the first payment with respect to which the change is made is deferred for at least five years after the date such payment would have been made under the election in effect at the time of the election change, and (c) the change does not take effect for at least 12 months. For this purpose, payments made in the form of installments shall be treated as a single payment made on the date of the first installment payment.

5.4. Form of Distributions. Distributions of amounts deemed invested in the Company stock fund shall be paid in shares of Company stock, except that fractional shares shall be paid in cash. All other distributions shall be made in cash.

5.5. Automatic Distribution. Notwithstanding anything in this Plan to the contrary, if the amount credited to a Participant’s vested Account at the time of the Participant’s Separation from Service is less than or equal to the applicable deferral limit under Code section 402(g) (as increased from time to time), such vested Account shall be distributed upon such Separation from Service in a single-sum payment.

5.6. Distributions on Account of Death. Notwithstanding any other provision of the Plan or any election made by a Participant with respect to distribution of his Account, distribution of the balance of a Participant’s vested Account shall be made to the Participant’s Beneficiary in a lump-sum payment upon the Participant’s death.

5.7. Acceleration of Distribution Due to Financial Hardship. If a Participant experiences an unforeseeable emergency, the Administrative Committee, in its sole discretion, may accelerate payment of some or all of the Participant’s vested Account to the extent reasonably necessary to satisfy the emergency (including amounts necessary to pay any taxes or penalties reasonably anticipated to result from the distribution). For purposes of this Section 5.7, unforeseeable emergency shall have the same meaning as “unforeseeable emergency” under Code section 409A. To the extent that an event would otherwise constitute an unforeseeable emergency under this Section 5.7 with respect to a Participant’s spouse or dependent, such event shall constitute an unforeseeable emergency if it occurs with respect to a Participant’s “domestic partner” who meets the eligibility criteria for coverage under the Coca-Cola Enterprises Medical Plan (or a successor plan thereto) and who has been designated by the Participant as a Beneficiary under this Plan.

ARTICLE VI

ADMINISTRATION

6.1. Plan Administration. The Plan shall be administered by an Administrative Committee appointed by the Company. All elections, designations and notices under the Plan shall be made at such times and in such manner as determined by the Administrative Committee.

6.2. Administrative Committee Action. Action of the Administrative Committee may be taken with or without a meeting of its members, provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of committee members qualified to vote with respect to such action. If a member of the Administrative Committee is a Participant, he shall not participate in any decision that solely affects his own Account or rights under the Plan.

6.3. Rights and Duties. The Administrative Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose, including, but not limited to, the following:

(a) to construe, interpret, and administer the terms and intent of the Plan, with its decisions to be final and binding on all parties;

(b) to make allocations and determinations required by the Plan, and to maintain all necessary records of the Plan, including Participants’ Accounts;

(c) to compute and certify to the Company the amount of benefits payable to Participants or Beneficiaries, and to determine the time and manner in which such benefits are to be paid; and

(d) to designate a subcommittee, individual, or individuals to exercise any authority of the Administrative Committee under this Plan.

6.4. Compensation, Indemnity, and Liability. The Administrative Committee shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Administrative Committee shall be paid by the Employer. No member of the Administrative Committee shall be liable for any act or omission of any other member or any act or omission on his own part, except his own willful misconduct. The Employer shall indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Administrative Committee, except for expenses or liabilities arising out of his own willful misconduct.

6.5. Taxes. If all or any portion of a Participant’s Account shall become liable for the payment of any income, employment, estate, inheritance, or other tax that the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to the Account of such Participant or Beneficiary at the time the Account is distributable to the Participant under the terms of the Plan. Moreover, to the extent not prohibited by Rule 16-b of the Securities Exchange Commission, the Employer shall have the right to withhold from any distribution the number of shares of Company stock required to satisfy the tax liabilities with respect to amounts that would otherwise have been distributed in Company stock.

ARTICLE VII

CLAIMS PROCEDURE

Claims for benefits and appeals of claim determinations under the Plan shall be processed in the manner set forth under the claims and appeals procedures set forth in the MESIP, provided that for this purpose, all references to the “Administrative Committee” in the MESIP shall be read as references to the Administrative Committee under this Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1. Amendment. The Company and the Administrative Committee shall each have the right to amend the Plan in whole or in part at any time; provided, however, that no amendment shall reduce the amounts credited to any Participant’s vested Account as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company or member of the Administrative Committee.

8.2. Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, in accordance with and subject to Code section 409A. In the event of termination of the Plan, the amounts credited to any Participant’s vested Account, as of the effective date of such termination, shall not be reduced (except for reductions related to losses debited from the Participant’s vested Account as a result of benchmark investment performance) and shall be distributed at a time and in the manner determined by the Administrative Committee, subject to the limitations of Code section 409A.

ARTICLE IX

MISCELLANEOUS

9.1. Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Employer’s employ or any rights or interest in this Plan or any assets of the Employer other than as herein provided. The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except to the extent provided herein.

9.2. Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under the Plan to Participants or Beneficiaries shall be paid from the general assets of the Employer, and nothing contained herein shall require the Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Any funds of the Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Employer and may be used for any purpose by the Employer. Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer with respect to amounts of Compensation and MIP Awards they defer under the Plan or any other obligation of the Employer to pay benefits pursuant hereto.

Notwithstanding the preceding paragraph, the Employer may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. To the extent that assets are held in a trust when a benefit under the Plan becomes payable, the Administrative Committee may direct the trustee to pay such benefits from the assets of the trust.

9.3. Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under any employee benefit plans that are maintained by the Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4. Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia without regard to conflict of laws principles thereunder. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

9.5. 409A Compliance. This Plan is intended to be and at all times shall be interpreted and administered so as to comply with Code section 409A. Nothing in the Plan shall provide a basis for any person to take action against the Employer based on matters covered by Code section 409A, including the tax treatment of amounts deferred under the Plan, and the Employer shall not under any circumstances have any liability to any Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Code section 409A.

9.6. Gender, Number, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.7. Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.